Deloitte &
Touche LLP
              Deloitte & Touche LLP
              50 Fremont Street                     Telephone: (415) 247-4000
              San Francisco, California 94105-2230  Facsimile: (415) 247-4329



February 22, 1999

The Gap, Inc.
One Harrison Street
San Francisco, CA 94105

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries as of and for the periods ended October 31, 1998, and November 1, 1997; August 1, 1998, and August 2, 1997; and May 2, 1998, and May 3, 1997, as indicated in our reports dated November 10, 1998, August 11, 1998, and May 12, 1998, respectively; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998, August 1, 1998, and May 2, 1998, are being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Francisco, California




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